Exhibit 10.5

Upromise, Inc.

95 Wells Avenue, Suite 160

Newton, Massachusetts 02459

Telephone: 617-454-6400

Facsimile: 617-454-6360

August 3, 2009

Megan Flynn

Rewards Network Establishment Services Inc.

Two North Riverside Plaza, Suite 950

Chicago, IL 60606

RE:	Relationship Agreement

Dear Megan:

Reference is made to that certain Relationship Agreement dated as of January 31, 2008, by and between Upromise, Inc. (“Upromise”) and Rewards Network Establishment Services Inc. (“RN”), as amended (the “Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Agreement.

The purpose of this letter is to confirm the Parties’ agreement to amend the Agreement as follows:

1.	Section 3.1(e) is deleted in its entirety and replaced as follows:

The Parties agree that as soon as practicable, and when approved by Upromise, RN will include Upromise in RN’s mobile applications (including for example, an iPhone or Blackberry application), which may provide view and search functions for Participating RN Restaurants. RN will promptly inform Upromise of any material changes to any such mobile applications. Upromise acknowledges that for any of RN’s mobile applications approved by Upromise, RN may use Upromise Marks in accordance with the terms of this Agreement when such Upromise Marks are provided or approved by Upromise. Upromise acknowledges and agrees that the intellectual property used to operate RN’s mobile applications are the sole and exclusive Intellectual Property Rights of RN. Upromise’s participation in RN’s mobile applications may be revoked by either Party upon not less than sixty (60) days prior written notice to the other Party.

2.	A new Section 3.1(f) is added:

The Parties agree that from time to time, as agreed by the Parties, RN may operate a sweepstakes, contest or other promotion (a “Promotion”) in connection with the Upromise Dining Program by RN. RN represents that any such Promotion will be operated by it or a third party in compliance with applicable law, and that Upromise will have a reasonable opportunity to review and approve all rules and requirements of such Promotion. Upromise acknowledges that for any Promotion, RN may use Upromise Marks in accordance with the terms of this Agreement when such Upromise Marks are provided or approved by Upromise.

The Parties agree that this letter agreement constitutes an amendment of the Agreement and, except as expressly amended, modified or supplemented in this letter agreement, all other provisions of the Agreement shall remain in full force and effect.

Please arrange to have this letter signed by an authorized RN officer in the place provided below to signify RN’s agreement to these terms as of the date set forth above. Please return an original executed copy to us at your earliest convenience.

Sincerely,

/s/ David Rochon
David Rochon
PResident

AGREED AND ACCEPTED

Rewards Network Establishment Services Inc.

By:	/s/ Megan Flynn
Name:	Megan Flynn
Title:	SVP

Date:	August 3, 2009